December 28, 2011

The SteelPath MLP Funds Trust
2100 McKinney Avenue, Suite 1401
Dallas, TX 75201

Ladies and Gentlemen:

We have acted as counsel to The SteelPath MLP Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 6 (the “Post-Effective Amendment”) to the Trust’s Registration Statement on Form N-1A (File Nos. 333-163614; 811-22363) (the “Registration Statement”), registering an indefinite number of shares of beneficial interest of the series and classes of the Trust listed on Schedule A hereto (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Agreement and Declaration of Trust, as amended, and By-Laws of the Trust, and the action of the trustees of the Trust that provides for the issuance of the Shares.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust.  In rendering our opinion we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal law of the United States and the law of the State of Delaware that, in our experience, generally is applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust and, when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

K&L | GATES
The SteelPath MLP Funds Trust
December 28, 2011

We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the heading “Legal Counsel” in the prospectuses and statements of additional information that are being filed as part of the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ K&L Gates LLP

Schedule A

Schedule A

SteelPath MLP Alpha Plus Fund
-Class A
-Class C
-Class I

SteelPath MLP and Infrastructure Debt Fund
-Class A
-Class C
-Class I